NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Contributes Shares of Common Stock to Its Pension Plan

Menomonee Falls, Wis., Sept. 8, 2014 -- Magnetek, Inc. (“Magnetek” or “the Company,” NASDAQ: MAG) today announced that, on September 5, 2014, it made a voluntary excess contribution of 250,000 shares of Magnetek common stock to its defined benefit pension plan (the "plan”). The contribution, which represents less than 5 percent of total pension plan assets, consists of newly issued Magnetek shares and is fully tax-deductible.
    The shares were contributed to the plan in a private placement. An independent fiduciary, Evercore Trust Company, N.A., has been engaged to make all investment decisions with respect to the contributed shares.
The voluntary contribution reduces the plan’s underfunded balance, improving the health of the plan while increasing the Company’s financial flexibility. Immediately following the contribution, the Company has approximately 3.5 million shares of common stock issued and outstanding.
    The net effect of the contribution on earnings per share is expected to be approximately 7 percent dilutive in fiscal year 2014; however, the contribution is expected to have minimal effect on earnings per share in fiscal year 2015, as the impact of the increased shares outstanding is expected to be almost entirely offset by reduced pension expense. Based on actuarial assumptions, this excess 2014 contribution is expected to reduce required pension contributions over the next five years by approximately $10 million.
    As of December 29, 2013, the plan was underfunded by approximately $48 million. According to current estimates of plan assets including the impact of the voluntary contribution of stock and projected pension obligations, the underfunding has decreased to approximately $40 million.
    Magnetek, Inc. manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated earnings per share, pension expense, pension contribution and pension obligations. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, future returns on the Company stock contributed to the pension plan, future pension funding regulations, interest rate and equity market return risks, and economic conditions in general. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.